UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2025

JANUS HENDERSON GROUP PLC

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-38103	98-1376360
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

201 Bishopsgate	EC2M3AE
London, United Kingdom	(Zip Code)
(Address of principal executive offices)

+44 (0) 20 7818 1818

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.50 Per Share Par Value	JHG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Current Chief Financial Officer

On August 15, 2025, Roger Thompson, Chief Financial Officer of Janus Henderson Group plc (the “Company”), notified the Company of his decision to retire from the Company, effective March 31, 2026.

In connection with his departure, Janus Henderson Administration UK Limited, a wholly-owned subsidiary of the Company, has entered into a Retirement Agreement (the “Retirement Agreement”) with Mr. Thompson, which will entitle him to receive certain payments in connection with his departure from the Company. Pursuant to the Retirement Agreement, Mr. Thompson will receive a prorated incentive bonus for the portion of 2026 performance year for which he is employed (subject to mandatory deferral under the terms of the Company’s deferral scheme) and pay in lieu of notice equal to three months’ base salary. The foregoing payments are subject to Mr. Thompson’s execution of a general release of claims in favor of the Company and continued compliance with post-termination restrictive covenants. Further, Mr. Thompson’s unvested equity awards will be eligible to vest in accordance with the terms of the award agreements related to a termination of affiliation due to retirement. Mr. Thompson’s retirement did not result from any disagreement regarding the Company’s financial reporting or accounting policies, procedures, estimates, or judgments.

The foregoing description of the Retirement Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text thereof, which will be filed with the Company's next Quarterly Report on Form 10-Q and is incorporated herein by reference.

Appointment of New Chief Financial Officer

In connection with Mr. Thompson’s retirement, the Company has appointed Sukh Grewal (currently the Company’s Head of Strategy & Corporate Development) to serve as its Chief Financial Officer and Head of Strategy & Corporate Development, effective April 1, 2026.

Mr. Grewal, age 36, is Head of Strategy & Corporate Development at Janus Henderson Investors, a position he has held since September 2022. In this role, he is responsible for developing corporate strategy, running corporate development, and M&A, as well as engaging on special projects for the CEO and Janus Henderson Executive Committee. Prior to joining the firm, Mr. Grewal held several roles at AllianceBernstein from November 2020, most recently as director of strategy and corporate development from April 2022. Before that, he was director, M&A and corporate strategy from 2015 at Guggenheim Partners. Earlier in his career, he held analyst roles at Apollo Global Management from 2013 to 2015 and Greenhill & Co. from 2011. Sukh received a Bachelor of Science degree in finance and management from New York Stern School of Business. He has 14 years of financial industry experience.

As of the date of this report, no new compensatory arrangements have been entered into in connection with Mr. Grewal’s appointment. Should any such arrangements be entered into in the future, the material terms of such arrangements will be disclosed in a subsequent filing.

At this time, the Company is not aware of any transactions in which Mr. Grewal has a direct or indirect interest that would require disclosure under Item 404(a) of Regulation S-K. In addition, Mr. Grewal does not have any family relationship with any director or other executive officer of the Company.

Item 7.01 Regulation FD Disclosure.

On August 18, 2025, the Company issued a press release announcing the Chief Financial Officer transition. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished herewith.

Exhibit Number	Description

99.1	Press Release dated August 18, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Henderson Group plc

By:	/s/ Michelle Rosenberg
Name:	Michelle Rosenberg
Title:	General Counsel and Company Secretary

Date: August 18, 2025